EXHIBIT 10.18
EMPLOYMENT TERMS AND CONDITIONS FOR THE POSITION OF
CONSUMER BANKING DIRECTOR
          This employment agreement for the position of Consumer Banking Director is made and effective on the 1st day of the month of may, 2007. The subscribing parties for this Agreement or Contract are Banco Santander Puerto Rico (hereinafter “the Bank” or “Santander”) and Mr. Justo Muñoz Robau (hereinafter “the Manager”).
1. Terms and Conditions
     The Manager shall dedicate all his or her efforts and the time necessary to achieve the objectives established by the Bank and to carry out the duties indicated in the Job Description (Appendix A). The duties and objectives may vary when and if the supervisor or the person to whom the Manager reports so stipulates, in accordance with the Bank’s operational and business requirements. The objectives and goals of the position shall be set forth by the Immediate Supervisor during the first week of employment. The Manager shall comply with the goals and objectives, or shall be subject to disciplinary actions related to the efficiency and/or performance of his or her tasks.
     The Manager commits to full compliance with Bank regulations, procedures and policies. The Manager understands that noncompliance with Bank regulations, procedures and policies is considered just cause for termination of this agreement.
     The Bank has trusted in the veracity of the information and data submitted by the Manager in his or her employment application and other entry forms. The employment may be terminated at any time that it is proven that he or she has omitted and/or submitted incomplete and/or false information in such form(s).
     The Bank reserves the right to modify the functions, conditions and terms of employment stated herein, in accordance with any necessities that may arise for the Institution. The Manager shall be notified in writing of such changes so that he or she may comply with the new requirements.
2. Compensation and Benefits
     Effective on the date of this contract the Bank shall compensate the Manager with an annual gross salary of $250,000.00. In addition, the Manager shall be allotted a performance bonus with a reference amount of $150,000.00, payable on January 2008, if the Manager remains as an active employee at that moment.
The Bank will assigned a corporate car with a maximum value of $45,000. The Bank will pay for the annual dues of the Westin Rio Mar and Bankers Club, so the Manager shall participate in the corporate membership.
          In addition to the salary and compensation as stated herein, the Manager shall be eligible for the following benefits: Medical plan (which contribution shall depend on the coverage selected), life insurance, retirement plan, 401K plan and others applicable to all regular Bank employees, subject to the policy of each plan.
          The payments mentioned in the Compensation, Salary and Benefits subsection shall be subject to the relevant legal deductions under applicable federal and local statutes.
     3. Confidential and Proprietary Information

          During the course of his or her employment the Manager will have access to confidential documents, such information as lists of clients and prospective clients, market strategies and other policies and material that, for Bank purposes, constitute information related to and for the business, which for all intents and purposes constitutes confidential information. The Bank’s confidential information is the property of the Institution. The Manager shall not divulge such information, either directly or indirectly, unless the needs of the business so require, in which case it shall be authorized by the Immediate Supervisor. If the Manager resigns or terminates the employment relationship, the Bank requires from him or her absolute protection of the privileged and confidential information of the business, including abstention from divulging or utilizing such information for personal benefit or that of his new employer or any third party. This information includes, but is not limited to, trade secrets; proprietary information of the Bank, its affiliates and subsidiaries; confidential matters; operational methodology; client or prospective client lists; business relationships; bank products; strategies; tactics; business plans; databases; computer program development; financial information; account balances; profit margins; shareholdings; economic studies; market studies; market strategies; and other information of a similar nature.
          If the Manager should violate any of the dispositions mentioned above regarding the divulging or use of confidential information, the Bank shall have the right to request an injunction (permanent or preliminary) so that the Manager ceases and desists from the practice and abstains from the behavior described above. The remedies available to the Bank in such a situation shall include breaking the contract and recovery of damages, among others.

4. Termination
          The Manager shall be subject to local and federal stipulations that regulate the termination of an employee in Puerto Rico. As stipulated in Act No. 80 of May 30, 1976, as amended, the Manager who does not comply with the goals and objectives, fails to make quotas, is inefficient or incurs in any other violation contained in the Bank’s General Rules of Conduct and Work Manual shall be the object of the disciplinary measures described therein. Given that there is just cause for the termination of this contract, the Manager shall have the right to receive only the payment of salary accrued to the date of the dismissal and the balance of his vacation pay.
          The parties agree that this contract may be terminated by any of the parties.
          The Bank may rescind this contract without just cause. In that case, the Bank shall pay exclusively the indemnification established by Act 80 of May 30, 1976, as amended. The parties understand and agree that such payment shall be considered total compensatory indemnification, which shall release the Bank from any type of claim or cause of action. In exchange for such indemnification, the Manager commits to sign a legal document relieving the Bank of any possible claim that could be made against the Bank, its officers and representatives.
          In the case of a claim or cause of action by the Manager, the Bank shall choose the attorneys to represent it in such litigation, and the fees and expenses incurred shall be defrayed by the Manager.
          A failure from Manager to comply with the terms and conditions of this contract shall be considered “just cause,” such failure including, but not limited to, the Manager’s failure to comply diligently and efficiently with Bank regulations, policies, directives and objectives;

acting negligently or violating a law; dishonesty, incompetence, violation of fiduciary duties; lack of discipline; or other reasons of similar gravity or nature; or any other reason or circumstance covered within the concept of “just cause” as defined by Act No. 80 of May 30, 1976, as amended; or when the determination results from an order of a competent federal or state authority.
     The employee may terminate this Contract via verbal notification and in writing to the Bank, with at least 30 days’ notice prior to the last working day established in the written notification.
5. Applicable Law
          The present contract is governed by the laws of the Commonwealth of Puerto Rico.
6. Separability
          In the eventuality that any part, condition or disposition of this contract is held null and invalid in law by any competent tribunal, such determination shall not affect the validity of the rest of the dispositions of this contract, which remain in full effect. Also, the parties agree that a competent tribunal may modify, alter, amend or interpret any part of this contract that has been nullified, in such a way as to eliminate that part of the particular disposition.
7. Acceptance
          The parties accept that this contract contains all the agreements between the parties and that each signs it freely and voluntarily.
          SIGNED, en San Juan, Puerto Rico on 4 of may, 2007.

/s/ Ivonna J. Pacheco Pérez	/s/ Justo Muñoz Robau

Ivonna J. Pacheco Pérez	Justo Muñoz Robau

/s/ Maritza Soto Hernández
Maritza Soto Hernández

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